Exhibit 99.1
NOG Announces Full Mandatory Conversion of Series A Convertible Preferred Stock

MINNEAPOLIS--(BUSINESS WIRE)-- Northern Oil and Gas, Inc. (NYSE: NOG) (“NOG” or the “Company”) today announced that it has exercised in full its mandatory conversion rights on its outstanding 6.500% Series A Perpetual Convertible Preferred Stock (“Preferred Stock”). The outstanding shares of Preferred Stock will automatically convert to shares of the Company’s common stock, $0.001 par value (“Common Stock”), on November 15, 2022 (the “Mandatory Conversion Date”). Holders of the Preferred Stock will receive 4.4878 shares of Common Stock and a cash payment of $6.3337 for each share of Preferred Stock converted. Cash will be paid in lieu of fractional shares of Common Stock.

All dividends on the Preferred Stock will cease to accumulate on the Mandatory Conversion Date. On November 15, 2022, holders of record at the close of business on November 1, 2022 will separately receive a final semi-annual cash dividend of $3.25 per share on the Preferred Stock.

HIGHLIGHTS

•No impact on NOG’s fully diluted share count as the Preferred Stock has been included in NOG’s fully diluted per share calculations on an as-converted basis.
•The 1,643,732 outstanding shares of Preferred Stock will convert into an aggregate of approximately 7,376,740 shares of Common Stock.
•The Company will pay approximately $15.8 million in total on November 15, 2022, for the final Preferred Stock dividend payment ($3.25 per preferred share) and the additional payment related to the conversion ($6.3337 per preferred share).
•Based on NOG’s recent $0.30 per share declared Common Stock dividend, the conversion of the Preferred Stock will reduce annualized dividend payments by approximately $1.8 million per year.
MANAGEMENT COMMENT

“We are excited to continue to simplify our capital structure with this transaction and eliminate the 6.5% dividend paid on the Preferred Stock,” commented Chad Allen, Northern’s Chief Financial Officer. “The conversion will have no effect on our diluted share count and related adjusted earnings calculations.”

“The Preferred Stock was originally issued in November 2019 to incentivize our prior debt holders to accelerate the deleveraging of the Company,” commented Nick O’Grady, Northern’s Chief Executive Officer. “Today’s conversion is a testament to the upward progress of the Company and has proven to be a win-win transaction for all our stakeholders, past and current.”

ABOUT NOG

NOG is a company with a primary strategy of investing in non-operated minority working and mineral interests in oil & gas properties, with a core area of focus in the premier basins within the United States. More information about Northern Oil and Gas, Inc. can be found at www.northernoil.com.

CONTACT:
Investor Relations
952-476-9800
ir@northernoil.com